Exhibit 3.1

CERTIFICATE OF FORMATION

OF

R ACQUISITION COMPANY, LLC

The undersigned, an authorized natural person, for the purpose of forming a limited liability company, under the provisions and subject to the requirements of the Delaware Limited Liability Company Act, hereby certifies that:

1.	The name of the limited liability company is R ACQUISITION COMPANY, LLC (the “Company”).

2.
The name and address of the registered agent and the registered office of the Company required to be maintained by Section 104 of the Delaware Limited Liability Company Act are Corporation Service Company –2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, in the County of New Castle.

IN WITNESS WHEREOF, the undersigned has caused this Certificate of Formation to be duly executed as of this 2nd day of November, 2009.

/s/ Kate A. Cregor
Kate A. Cregor
Authorized Person

CERTIFICATE OF MERGER
OF
BURLINGTON NORTHERN SANTA FE CORPORATION
(a Delaware corporation)
INTO
R ACQUISITION COMPANY, LLC
(a Delaware limited liability company)

Pursuant to Section 264(c) of the General Corporation Law of the State of Delaware, 8 Del. C.  § 101, et seq. (the “GCL”) and Section 18-209 of the Delaware Limited Liability Company Act, 6 Del. C. § 18-101, et seq. (the “LLC Act”), the undersigned limited liability company executed the following Certificate of Merger:

FIRST:   The name and jurisdiction of formation or organization of each of the constituent entities which are to merge are as follows:

Name	Jurisdiction of Formation or Organization

R Acquisition Company, LLC	Delaware

Burlington Northern Santa Fe Corporation	Delaware

SECOND:  The Agreement and Plan of Merger, dated November 2, 2009, has been approved, adopted, certified, executed and acknowledged by the surviving limited liability company and the merging corporation in accordance with Section 264(c) of the GCL, Section 18-209 of the LLC Act and, with respect to the merging corporation, Section 228 of the GCL.

THIRD:           The name of the surviving limited liability company is R Acquisition Company, LLC.

FOURTH:       The merger is to be effective at the time this Certificate of Merger is filed with the Delaware Secretary of State.

FIFTH:            Article 1 of the Certificate of Formation of R Acquisition Company, LLC is hereby amended and replaced in its entirety with the following:

1.      The name of the limited liability company is “Burlington Northern Santa Fe, LLC” (the “Company”).

SIXTH:           The Agreement and Plan of Merger is on file at 3555 Farnam Street, Omaha, Nebraska 68131, the place of business of the surviving limited liability company.

SEVENTH:     A copy of the Agreement and Plan of Merger will be furnished by the surviving limited liability company on request, without cost, to any member of the constituent limited liability company or stockholder of the constituent corporation.

IN WITNESS WHEREOF, said limited liability company has caused this Certificate of Merger to be signed by an authorized person, on the 12th day of February, 2010.

R ACQUISITION COMPANY, LLC

By:	National Indemnity Company
Its:	Authorized Person

By:	/s/ Marc D. Hamburg
Name: Marc D. Hamburg
Title: Chairman of the Board